Exhibit 5.1

January 15, 2003

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
c/o Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

     We are acting as counsel to EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), and Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust”), in connection with the Partnership’s registration statement on Form S-3, as amended (SEC File No. 333-43530) and their registration statement on Form S-3 (SEC File No. 333-58976), and each Amendment thereto (collectively, the “Registration Statement”), relating to the public offering of $500,000,000 aggregate principal amount of the Partnership’s 5.875% Notes due 2013 (the “Notes”), which are fully and unconditionally guaranteed as to principal, Make-Whole Amount (as defined in the Notes), if any, and interest by the Trust (the “Guarantee,” and, together with the Notes, the “Securities”) as described in a Prospectus dated June 20, 2001 (the “Prospectus”), and a Prospectus Supplement dated January 9, 2003 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	Executed copy of the Registration Statement.

2.	The Prospectus and the Prospectus Supplement.

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
January 15, 2003

3.	Executed copies of the global Notes evidencing the Securities.

4.	The Amended and Restated Certificate of Limited Partnership of the Partnership, as certified by the Office of the Secretary of State of the State of Delaware on January 9, 2003, and as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

5.	The Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2001, as amended, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

6.	The Declaration of Trust of the Trust, as amended, as certified by the Maryland State Department of Assessments and Taxation on January 10, 2003, and as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

7.	The Second Amended and Restated Bylaws of the Trust, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

8.	Certain resolutions of (a) the Board of Trustees of the Trust (the “Board”) adopted at a meeting held on July 19, 2000, by unanimous written consent on March 28, 2001, and at a meeting held on February 22, 2002 and (b) the Investment Committee of the Trust adopted on January 9, 2003, authorizing, among other things, the offer, issuance and sale of the Securities and arrangements in connection therewith, in each case as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
January 15, 2003

9.	Executed copy of the Underwriting Agreement dated January 9, 2003, by and among the Partnership, the Trust and Goldman, Sachs & Co. as underwriter (the “Underwriting Agreement”).

10.	Executed copy of the Indenture, dated as of August 29, 2000, by and between the Partnership and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 18, 2001 (the “Indenture”), by and among the Partnership, the Trust and the Trustee.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on applicable provisions of (i) the Delaware Revised Uniform Limited Partnership Act, as amended, (ii) Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, and (iii) New York contract law (but not including any laws, statutes, ordinances, administrative decisions, rules, or regulations of any political subdivision of the State of New York), and we express no opinion as to any other laws, statutes, ordinances, rules or regulations (such as federal or state securities or “blue sky” laws). As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended,” “Maryland General Corporation Law, as amended” and “Delaware Revised Uniform Limited Partnership Act, as amended” include the applicable statutory provisions contained therein, all applicable provisions of the Maryland and Delaware Constitutions, as applicable, and reported judicial decisions interpreting these laws.

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
January 15, 2003

     Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming due authentication of the Securities by the Trustee and the due execution and delivery of the Securities on behalf of the Partnership and the Trust against payment of the consideration for the Securities specified in the Underwriting Agreement, the Notes constitute valid and binding obligations of the Partnership and the Guarantees constitute valid and binding obligations of the Trust, enforceable against the Partnership and the Trust, as applicable, in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the enforceability of the Securities are considered in a proceeding at law or in equity).

     The opinion as to enforceability expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

     For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Trust and the Partnership, as applicable, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
January 15, 2003

and delivery of the Indenture and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter unless a reported decision of a federal court or a court in the applicable jurisdiction has established its unconstitutionality or invalidity.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing by each of the Partnership and the Trust of Current Reports on Form 8-K on the date hereof, which Current Reports on Form 8-K will be incorporated by reference into the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Reports on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

.	/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.